STOCK PURCHASE AGREEMENT

BY AND AMONG

PMC GLOBAL, INC.,

GUSMER MACHINERY GROUP, INC.,

AND

GRACO INC.

Dated as of February 4, 2005

TABLE OF CONTENTS

ARTICLE 1. PURCHASE AND SALE OF COMPANY SHARES		1
1.1	Sale and Delivery of Company Shares	1
1.2	Excluded Assets	1
1.3	Excluded Liabilities	2
1.4	Certain Post-Closing Matters	3

ARTICLE 2. PURCHASE PRICE		3
2.1	Purchase Price	3
2.2	Payment of Purchase Price	3
2.3	Purchase Price Adjustment	3
2.4	Determination of Net Assets	4

ARTICLE 3. CLOSING		5
3.1	The Closing	5

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER		5
4.1	Title to Shares	5
4.2	Authorized Capitalization	5
4.3	Organization, Good Standing, and Qualification	6
4.4	Authorization	6
4.5	No Breach or Violation	6
4.6	Financial Statements	7
4.7	Absence of Specified Charges	7
4.8	Books and Records	8
4.9	Title to Assets	9
4.10	Real Estate	9
4.11	Personal Property	10
4.12	Accounts Receivable	10
4.13	Inventory	10
4.14	Trade Names, Trademarks and Copyrights	10
4.15	Patents and Patent Rights	11
4.16	No Infringement	11
4.16A	Other Intellectual Property matters	12
4.17	Subsidiaries	12
4.18	Customers and Sales	13
4.19	Existing Employment Contracts	13
4.20	Employee List	13
4.21	Insurance Policies	13
4.22	Other Material Agreements	14
4.23	No Defaults Under Agreements	14
4.24	Litigation	14
4.25	Interest in Customers, Suppliers, Competitors, and Assets	15
4.26	Operating Permits and Licenses	15
4.27	Compliance with Laws	15
4.28	Environmental Matters	15
4.29	Employee Benefit Matters	17
4.30	Approvals, Licenses and Permits for Transfer	18
4.31	Labor and Employee Matters	18
4.32	[Intentionally Omitted]	18
4.33	Product Safety	18
4.34	Product Warranty	19
4.35	Gusmer Europe	19
4.36	Bank Accounts	19
4.37	Purchase and Sales Orders and Other Obligations	19

ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF BUYER		19
5.1	Buyer's Representations and Warranties	19

ARTICLE 6. COVENANTS AND AGREEMENTS		20
6.1	Additional Acts	20
6.2	Real Property Leases	21
6.3	Intercompany Accounts	21
6.4	Employee Benefit Plans	21
6.5	Continuing Access to Records	22
6.6	Accounts Receivable	22
6.7	Inventory Repurchase	22
6.8	Corporate Names	23
6.9	Parties to Bear Own Expenses	24
6.10	Certain Software	24
6.11	Dutch Domain Name	24
6.12	Transition Services - China	24
6.13	Management Agreements	24

ARTICLE 7. DELIVERIES AT THE CLOSING		24
7.1	Deliveries of Shareholder	24
7.2	Deliveries of Buyer	25

ARTICLE 8. TAX MATTERS		26
8.1	General	26
8.2	Definitions	26
8.3	Tax Representations	28
8.4	Tax Covenants	28
8.5	Pre-Cut-Off Tax Returns and Taxes	32
8.6	Post-Cut-Off Tax Returns and Taxes	32
8.7	Allocation of Taxes	33
8.8	Cooperation on Tax Matters	33
8.9	Tax Indemnification	34
8.10	Section 338(h)(10) Election	35
8.11	Section 338(g) Elections	36

ARTICLE 9. INDEMNIFICATION		36
9.1	Indemnification by Shareholder	36
9.2	Indemnification by Buyer	37
9.3	Indemnification Procedures	37
9.4	Indemnification Limitations	38
9.5	Remedies Exclusive; Limitations on Remedies	39
9.6	Access to Samples, Records and Employees	39
9.7	Survival of Representations and Warranties	39
9.8	Tax Matters	40

ARTICLE 10. MISCELLANEOUS PROVISIONS		40
10.1	Notices	40
10.2	Brokers and Finders	40
10.3	Waivers	41
10.4	Interpretation	41
10.5	Representation by Separate Counsel	41
10.6	Successors and Assigns	41
10.7	Entire Agreement	41
10.8	Headings	42
10.9	Number and Gender	42
10.10	Counterpart Execution	42
10.11	Amendments	42
10.12	Time of the Essence	42
10.13	Governing Law	42
10.14	Additional Acts	42
10.15	Severability	42
10.16	Enforcement	42
10.17	No Third-Party Beneficiaries	42
10.18	Construction	43
10.19	Disclosure Schedule	43
10.20	PMC Guaranty	44

LIST OF EXHIBITS

Exhibit A. Gusmer Europe Stock Purchase Agreement

Exhibit B. Lakewood Property Lease

Exhibit C. Transition Services Agreement

INDEX OF DEFINED TERMS

Defined Term	Section

Accounts Receivable	§ 4.12
affiliate	§ 10.18(b)
Affiliated Group	§ 8.2(a)(i)
Allocation Statement	§ 8.10(b)
Arbitrator	§ 2.4(d)
Base Purchase Price	§ 2.1
business day	§ 10.18(c)
Buyer	Introduction
Buyer Indemnitees	§ 9.1
Buyer Transfer Taxes	§ 8.4(a)
CERCLA	§ 4.24
Closing	§ 3.1
Closing Date	§ 1.1
Closing Date Financial Statements	§ 2.4(b)
Code	§ 8.2(a)(ii)
Company	Recitals
Company Properties	§ 4.10(a)
Company Shares	Recitals
Cut-Off Date	§ 8.2(a)(iii)
Disclosure Schedule	Article 4
Employee Benefit Plan	§ 4.29(a)
Environmental Claim	§ 4.28(a)
Environmental Laws	§ 4.28(a)
ERISA	§ 4.29(a)
Excluded Assets	§ 1.2
Excluded Liabilities	§ 1.3
Excluded Taxes	§ 8.2(a)(iv)
Expiration Date	§ 9.7
Final Inventory	§ 6.7(d)
Financial Statements	§ 4.6
Fraud Claims	§ 9.4(a)
GAAP	§ 2.4(a)
Gusmer China	§ 6.2(b)
Gusmer Europe	Recitals
Gusmer Europe Agreement	Recitals
Gusmer Plan	§ 1.2(b)
hereby	§ 10.18(h)
herein	§ 10.18(h)
hereof	§ 10.18(h)
hereunder	§ 10.18(h)
including	§ 10.18(a)
Income Taxes	§ 8.2(a)(v)
Indemnified Party	§ 9.3(a)
Indemnifying Party	§ 9.3(a)
Inventory	§ 4.13
Knowledge of PMC and Shareholder	§ 10.18(i)
Lakewood Property	§ 1.2(a)
Lakewood Property Lease	§ 1.2(a)
Leased Properties	§ 4.10(a)
Losses	§ 9.1
Net Assets	§ 2.4(a)
Net Final Inventory	§ 6.7(d)
Notice of Disagreement	§ 2.4(c)
Parent Plan	§ 1.2(b)
person	§ 10.18(d)
Plan	§ 4.29(a)
PMC	Introduction
PMC Europe	Recitals
Post-Cut-Off Tax Period	§ 8.2(a)(vii)
Post-Cut-Off Tax Return	§ 8.2(a)(viii)
Pre-Cut-Off Tax Period	§ 8.2(a)(vi)
Pre-Cut-Off Tax Return	§ 8.2(a)(ix)
Price Allocation	§ 8.10(b)
Proprietary Rights	§ 4.16
Purchase Price	§ 2.3
Real Property Lease	§ 4.10(a)
Section 338(g) Election	§ 8.11
Section 338(h)(10) Election	§ 8.10(a)
Securities Act	§ 4.1
Seller	Introduction
Seller Indemnitees	§ 9.2
Shareholder	Introduction
Shareholder Transfer Taxes	§ 8.4(a)
Starting Inventory	§ 6.7(b)
Statement	§ 2.4(b)
Straddle Period	§ 8.2(a)(x)
Tax Loss	§ 8.9(a)(iii)
Tax or Taxes	§ 8.2(a)(xi)
Tax Return	§ 8.2(a)(xiii)
Taxing Authority	§ 8.2(a)(xii)
Transfer Taxes	§ 8.2(a)(xiv)
Transition Services Agreement	§ 1.3(b)
Treasury Regulation	§ 8.2(a)(xv)
Vilanova Subleases	§ 7.1(e)

STOCK PURCHASE AGREEMENT

        THIS AGREEMENT is made and entered into this 4th day of February 2005, by and among Gusmer Machinery Group, Inc., a Delaware corporation (“Shareholder” or “Seller”), PMC Global, Inc., a Delaware corporation (“PMC”), and Graco Inc., a Minnesota corporation (“Buyer”), with reference to the following facts:

RECITALS

          A.     PMC owns, through one or more subsidiaries, 100% of the issued and outstanding shares of the common stock of Shareholder, which represents all of the issued and outstanding shares of the capital stock of Shareholder;

          B.     Shareholder owns 100% of the issued and outstanding shares of the common stock of Gusmer Corporation, a Delaware corporation (the “Company”), which represents all of the issued and outstanding shares of the capital stock of the Company (the “Company Shares”);

          C.     Buyer desires to purchase, and Shareholder desires to sell, all of the Company Shares on the terms set forth herein; and

          D.     Concurrently with the execution herewith, Buyer and PMC Europe Investments, S.L. (“PMC Europe”) are entering into a stock purchase agreement pursuant to which Buyer is purchasing all of the issued and outstanding shares of Gusmer Europe, S.L. (“Gusmer Europe”) for an aggregate purchase price of $20 million, as more fully set forth in such agreement, a copy of which is attached as Exhibit A hereto (the “Gusmer Europe Agreement”).

AGREEMENTS

        NOW, THEREFORE, based upon the foregoing premises and in consideration of the mutual covenants and agreements contained herein, the parties do hereby agree as follows:

ARTICLE 1.
PURCHASE AND SALE OF COMPANY SHARES

          1.1.     Sale and Delivery of Company Shares. Upon the terms set forth herein and in reliance on the representations, warranties and covenants in this Agreement, on the date hereof (the “Closing Date”) Shareholder shall sell, convey, transfer, and deliver to Buyer all right, title, and interest in and to the Company Shares and shall deliver or cause to be delivered to Buyer one or more certificates representing such Company Shares, and Buyer shall purchase such Company Shares from Shareholder.

          1.2.     Excluded Assets. Notwithstanding anything contained to the contrary in this Agreement or any ancillary document, the following assets are excluded from this sale (“Excluded Assets”). For the avoidance of doubt, Section 1.2 of the Disclosure Schedule (as defined in Article 4) sets forth the Excluded Assets as of January 31, 2005. All Excluded Assets have been transferred to Shareholder on or before the date hereof by means of dividends declared and paid by the Company.

          (a)     The real property currently used in the operation of the Company’s business located on Gusmer Drive in Lakewood, New Jersey legally described in Section 1.2(a) of the Disclosure Schedule (the “Lakewood Property”). Buyer and Shareholder agree that the Lakewood Property shall be leased by the Company from Shareholder in accordance with the terms of the lease attached hereto as Exhibit B (the “Lakewood Property Lease”).

          (b)     Any Employee Benefit Plan (as defined in Section 4.29(a)) in which PMC, Shareholder or any business entity that is required to be aggregated and treated as one employer with PMC or Shareholder under Section 414(b) or (c) of the Code (as defined in Section 8.2) is the sponsor or a participating employer, other than any Gusmer Plan (a “Parent Plan”). A “Gusmer Plan” is any plan labeled as such in Section 4.29(b) of the Disclosure Schedule.

(c) Cash and cash equivalents.

(d) Those intercompany accounts that are to be paid in full on the Closing Date pursuant to Section 6.3.

(e) Tax assets of the type listed in Section 1.2 of the Disclosure Schedule.

          1.3.     Excluded Liabilities. Notwithstanding anything contained to the contrary in this Agreement or any ancillary document, the following liabilities are excluded from the sale (“Excluded Liabilities”). For the avoidance of doubt, Section 1.3 of the Disclosure Schedule sets forth the Excluded Liabilities as of January 31, 2005. All Excluded Liabilities have been transferred to Shareholder on or before the date hereof by means of dividends declared and paid by the Company.

          (a)     All liabilities relating to or arising out of the ownership of the Lakewood Property, whether before or after the date hereof. For the avoidance of doubt, nothing in this Section 1.3(a) shall affect the Company’s obligations under the Lakewood Property Lease as operator of the Lakewood Property during the term thereof.

          (b)     Except as otherwise provided in the transition services agreement among Buyer, the Company and PMC attached hereto as Exhibit C (the “Transition Services Agreement”), all liabilities relating to or arising out of the Parent Plans, whether before or after the date hereof.

(c) All liabilities for Excluded Taxes (as defined in Section 8.2).

(d) All indebtedness for borrowed money incurred prior to the date hereof listed in Section 1.3(d) of the Disclosure Schedule.

(e) Those intercompany accounts that are to be paid in full on the Closing Date pursuant to Section 6.3.

          (f)     All liabilities relating to or arising out of the Duane Marine site in Perth Amboy, New Jersey, whether before or after the date hereof. Upon Buyer’s reasonable request, PMC and Shareholder shall provide Buyer with information relating to all actions, proceedings, and developments (including assessments, demands for contribution, and hearings) with respect to such site to the extent that any of the foregoing would be reasonably likely to affect PMC, Shareholder, the Company, or Buyer.

          1.4.     Certain Post-Closing Matters.

(a) If, following the Closing, Buyer discovers that certain Excluded Assets were not transferred to Shareholder, then Buyer shall promptly transfer those Excluded Assets to Shareholder.

          (b)     From and after the Closing Date, PMC and Shareholder shall promptly remit to the Company all payments made for the benefit of the Company to any lock box or similar depository maintained by PMC, Shareholder, or any of their affiliates.

ARTICLE 2.
PURCHASE PRICE

          2.1.     Purchase Price. The purchase price for the Company Shares shall be the sum of $45 million (the “Base Purchase Price”), plus or minus the adjustment provided for in Section 2.3.

          2.2.     Payment of Purchase Price. Buyer shall deliver the Base Purchase Price to Seller via wire transfer on the Closing Date to such account as Seller has previously specified.

          2.3.     Purchase Price Adjustment. The Base Purchase Price shall be increased to the extent that Net Assets (as defined in Section 2.4(a)) exceeds $9,846,788 or decreased to the extent that Net Assets falls below $9,846,788 (the Base Purchase Price, as so adjusted, is the “Purchase Price”). If the Purchase Price exceeds the Base Purchase Price, then Buyer shall pay Shareholder an amount equal to such excess. If the Purchase Price is less than the Base Purchase Price, then Shareholder shall pay Buyer an amount equal to such difference. Any amount owed pursuant to this Section 2.3 shall be paid by the appropriate party within five business days after Net Assets is finally determined under Section 2.4 and shall include interest thereon from the Closing Date to the date of payment at an annual rate equal to the 3-month LIBOR rate in effect as of the Closing Date.

          2.4.     Determination of Net Assets.

          (a)     The term “Net Assets” means (i) the book value (net of appropriate reserves) of the assets of the Company and its subsidiaries that would be required to be included on a consolidated balance sheet prepared in accordance with United States generally accepted accounting principles (“GAAP”), less (ii) the book value of the liabilities of the Company and its subsidiaries that would be required to be included on a consolidated balance sheet prepared in accordance with GAAP, in each case as of the close of business on the Closing Date. The computation of Net Assets will be done in a manner consistent with the methods used in the preparation of the consolidated statement of net assets of the Company as of September 30, 2004 set forth in Section 2.4(a) of the Disclosure Schedule. Notwithstanding anything to the contrary in this Article 2, Net Assets shall not include any Excluded Assets or Excluded Liabilities.

          (b)     Within 45 days after the Closing Date, Buyer shall prepare and deliver to Shareholder a statement (the “Statement”) setting forth Net Assets, including supporting financial statements (the “Closing Date Financial Statements”).

          (c)     The Statement shall become final and binding upon the parties on the 30th day following receipt thereof by Shareholder unless Shareholder gives written notice of its disagreement (a “Notice of Disagreement”) to Buyer before that date. A Notice of Disagreement pursuant to this Section 2.4(c) must set forth Shareholder’s determination of Net Assets and specify in reasonable detail the nature of any disagreement with Buyer’s determination. If a Notice of Disagreement is received by Buyer in a timely manner, then the Statement and Net Assets (as finally determined in accordance with clause (i) or (ii) below) shall become final and binding upon the parties on the earlier of (i) the date the parties resolve in writing any differences they have with respect to all matters specified in the Notice of Disagreement or (ii) the date any disputed matters are finally resolved in writing by the Arbitrator (as defined below).

          (d)     During the 30-day period following the delivery of a Notice of Disagreement, Buyer and Shareholder shall seek in good faith to resolve in writing any differences that they may have with respect to any matter specified in the Notice of Disagreement. If, at the end of such 30-day period, Buyer and Shareholder have not reached agreement on all such matters, then the matters that remain in dispute shall be promptly submitted to Ernst & Young LLP or such other independent public accounting firm as shall be agreed upon by the parties in writing within 15 days after the end of such 30-day period (the “Arbitrator”) for review and resolution. The procedures for the arbitration shall be determined by the Arbitrator. The Arbitrator shall render a decision resolving the matters in dispute within 30 days following completion of the submissions to the Arbitrator. Each of Shareholder and Buyer shall pay one-half of the fees and expenses of the Arbitrator.

ARTICLE 3.
CLOSING

          3.1.     The Closing. The transactions contemplated by this Agreement are to be closed (the “Closing”), and all deliveries to be made at such time in connection therewith are to be made, at Sun Valley, California on the Closing Date. The Closing shall be effective as of 11:59 p.m. Central Time on the Closing Date. All proceedings to take place at the Closing shall take place simultaneously, and no delivery shall be considered to have been made until all such proceedings have been completed. The parties intend that the Closing shall be effected, to the extent practicable, by conference call, the electronic delivery of certain documents, and the prior physical exchange of share certificates and certain other documents and instruments to be held in escrow by outside counsel to the recipient party pending authorization to release at the Closing.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

        Except as set forth in the disclosure schedule accompanying this Agreement (the “Disclosure Schedule”), Shareholder hereby represents and warrants to Buyer that the statements contained in this Article 4 are correct and complete as of the date of this Agreement.

          4.1.     Title to Shares. Shareholder is the lawful beneficial owner and owner of record of the Company Shares, which consist of 1,000 shares of the common stock, par value $0.10 per share, of the Company. The certificate(s) representing such Company Shares are valid and genuine, and the Company Shares are subject to no liens, security interests, claims, or other encumbrances. At the Closing, Buyer will receive title to the Company Shares free and clear of all liens, security interests, claims, and other encumbrances but subject to a notation on the certificates representing the Company Shares that the Company Shares have not been registered or qualified under the Securities Act of 1933 (the “Securities Act”) or the securities or Blue Sky laws of Delaware or any other state and may be offered and sold only if registered and qualified pursuant to the relevant provisions of federal and state securities or Blue Sky laws or if an exemption from such registration or qualification is applicable. None of the Company Shares is subject to any stock restriction, stock purchase agreement, or stock redemption agreement. Shareholder is the legal and beneficial owner of the Company Shares, which constitute all of the issued and outstanding shares of capital stock of the Company.

          4.2.     Authorized Capitalization. The authorized capitalization of the Company consists of 1,000 shares of common stock, par value $0.10 per share, of which 1,000 shares are issued and outstanding. The issued and outstanding capital stock of the Company is duly authorized, validly issued and is fully paid and non-assessable, with no personal liability attaching to the ownership thereof. There are no outstanding options, rights, obligations, warrants, convertible securities, or other agreements or commitments obligating the Company to issue, sell, or transfer from the treasury any additional shares of capital stock of any class or series.

          4.3.     Organization, Good Standing, and Qualification. Section 4.3 of the Disclosure Schedule sets forth the state in which the Company is incorporated and the states in which it is qualified to do business. The Company is a corporation duly organized, validly existing, and in good standing under the laws of its state of incorporation, has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to do business and is in good standing in New Jersey and in all jurisdictions in which the nature of its business or of its properties makes such qualification necessary. Shareholder has made true and complete copies of the organizational documents of the Company available to Buyer.

          4.4.     Authorization. The execution, delivery and performance of this Agreement and the other transactions contemplated hereby have been duly and effectively authorized and approved by Shareholder, and this Agreement is a valid and binding obligation of Shareholder enforceable in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity. The Board of Directors of the Company has duly and effectively authorized and approved the execution of this Agreement, and the performance of the transactions contemplated hereby, and has duly and effectively authorized the execution and delivery of all documents necessary to or appropriate for the performance hereof. No approval or consent of any other person is necessary with respect to the execution and delivery of this Agreement or the performance of the transactions contemplated hereby.

          4.5.     No Breach or Violation. Neither the execution nor delivery of this Agreement nor the consummation of the acts contemplated hereby will result in or constitute:

          (a)     a default or an event that, with notice or lapse of time or both, would be a default, breach, or violation of the certificate of incorporation or bylaws of the Company, or default, breach, or violation of (i) any written or oral agreement or instrument (including options, warrants, or convertible securities) of the Company or Shareholder which relates to the voting of, restricts the transfer of, requires the Company or any Shareholder to issue or sell, or creates rights in any person with respect to the Company Shares, or (ii) any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which the Company or any Shareholder is a party or by which the Company or its assets are bound that, in the case of any such agreement, instrument, or arrangement covered by this clause (ii), requires payments to or from the Company of $25,000 or more in any 12-month period or that is otherwise material to the business or operations of the Company;

(b) an event that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation of the Company;

(c) the creation or imposition of any lien, charge, or encumbrance on any of the assets or properties of the Company; or

(d) the violation of any law, judgment, order, or decree affecting the Company or its assets or properties.

          4.6.     Financial Statements. Copies of the Company’s consolidated financial statements as of and for the years ended December 31, 2002 and 2003 and as of and for the nine-month period ended September 30, 2004 (the “Financial Statements”) are included in Section 4.6 of the Disclosure Schedule. The Financial Statements are complete, true, and correct in all material respects, are prepared in accordance with GAAP on a basis consistent with that of prior periods, and present fairly the financial position of the Company as of the dates indicated therein.

          4.7.     Absence of Specified Changes. Except as contemplated by this Agreement, since September 30, 2004, there has not been any:

(a) transaction by the Company except in the ordinary course of business as conducted prior to that date;

          (b)     single capital expenditure by the Company exceeding $25,000, and the capital expenditures by the Company have not exceeded $100,000 in the aggregate (except, in either case, for capital expenditures with respect to the buildings and structures constituting part of the Lakewood Property);

(c) material adverse change in the financial condition, liabilities, assets, business, or prospects of the Company;

(d) destruction, material damage to, or loss of any assets of the Company (whether or not covered by insurance);

          (e)     labor organizational activity, work stoppage, strike, slowdown, or other event or condition of any character materially and adversely affecting the financial condition, business, assets, or prospects of the Company;

          (f)     change in accounting methods or practices (including any change in depreciation or amortization polices or rates, or method of inventory valuation) by the Company or change in the manner or timing of payment of trade and other payables or of collection of any receivables; or change in levels of raw materials, supplies, work in progress, or levels of inventory to vary in any material respect from the levels customarily maintained by the Company; or change in selling, pricing, or advertising practices;

(g) revaluation by the Company of any of its assets;

          (h)     increase in the salary or other compensation or benefits payable or to become payable by the Company to any of its officers, directors, or employees, or the declaration, payment, or commitment or obligation of any kind for the payment by the Company of a bonus or other additional salary, relocation expenses, or other compensation or benefits to any such person, other than normal merit increases consistent with past practices and accrued management bonuses and sales commissions for the year 2004; or payment or commitment to pay any severance or termination pay to any employee or consultant; or transfer of any employee of the Company to or from the employ of Shareholder or any of its affiliates;

(i) sale, pledge, encumbrance, license, or transfer of possession of any asset of the Company except sales of inventory in the ordinary course of business;

          (j)     amendment or termination of any contract, agreement, license, or arrangement to which the Company is a party other than in the ordinary course of business and except for the termination of any such contract, agreement, license, or arrangement at the end of its term;

(k) loan to the Company from any person or entity;

(l) loan by the Company to any person or entity, or guaranty by it of any loan;

(m) waiver or release of any material right or claim of the Company;

(n) other event or condition of any character that has or might reasonably have a material and adverse effect on the financial condition, business, assets, or prospects of the Company;

(o) declaration or payment of any dividend to Shareholder in its capacity as a shareholder, purchases and redemptions of Company Shares or any other securities of the Company;

(p) sale, grant, or issuance of any options, rights or warrants to purchase any Company Shares or any other securities of the Company; or

(q) agreement by Shareholder or the Company to do any of the things described in the preceding clauses (a) through (p).

          4.8.     Books and Records. The books of account and other financial records of the Company are in all material respects complete and correct and are accurately reflected in the Financial Statements referred to herein. The minute books of the Company contain accurate and complete records of all meetings of and accurately reflect all actions taken by Shareholder and the board of directors of the Company. The stock books of the Company accurately reflect the issuance, transfer, and ownership of the capital stock of the Company. All of those books and records will be in the possession of the Company on the Closing Date or within two business days thereafter.

          4.9.     Title to Assets. After giving effect to the transfer of the Lakewood Property and the other transactions contemplated hereby, the Company has good title to all of its assets and interests in assets, whether real, personal, mixed, tangible, and intangible (including the assets reflected in the Financial Statements), which constitute all the assets and interests in assets that are used in its business and which are sufficient for the conduct of the Company’s business prior to and as of the Closing Date. All of these assets are free and clear of liens, pledges, charges, encumbrances, claims, licenses, or restrictions, except for (a) those included in the Financial Statements; and (b) the lien of current taxes not yet due and payable.

          4.10.     Real Estate.

          (a)     Section 4.10 of the Disclosure Schedule sets forth a complete list of all real property and interests in real property currently leased or occupied by the Company (including the Lakewood Property) (individually, a “Real Property Lease” and the real properties specified in such leases, being referred to as “Leased Properties”), as lessee or lessor. The Leased Properties are referred to as the “Company Properties.” All applicable zoning ordinances, building codes and other federal, state or local laws and regulations with respect to the Lakewood Property, and to the Knowledge of PMC and Shareholder (as defined in Section 10.18(i)), each other parcel of Company Property and the improvements thereon, permit the existence of the presently existing improvements and the operation of its business as conducted prior to and as of the Closing Date.

          (b)     The Company has a valid leasehold interest under each of the Real Property Leases. All rent and other sums and charges payable by the Company as tenant are current, and the Company is not otherwise in default under any Real Property Lease, and to the Knowledge of PMC and Shareholder no other party is in default thereof, and no party to any of the Real Property Leases has exercised any termination rights with respect thereto. Each Real Property Lease is in full force and effect and constitutes the entire agreement between the parties thereto, and there are no other agreements, whether oral or written, between such parties. No party to any Real Property Lease has repudiated any provision thereof, and there are no disputes, oral agreements, or forbearance programs in effect as to any Real Property Lease. No estoppel certificates or similar instruments have been given by the Company to any mortgagee or other third party that would preclude assertion of any claim by the tenant under any Real Property Lease, affect any of the tenant’s rights or obligations under such Real Property Lease or otherwise be binding upon any successor to the Company’s position under such Real Property Lease. The Company has not contested, and is not currently contesting, any operating costs, real estate taxes or assessments, or other charges payable by the tenant under such Real Property Lease. Shareholder has provided to Buyer correct and complete copies of each of the Real Property Leases.

          4.11.     Personal Property. All vehicles, machinery, equipment, above-ground tanks, furniture, supplies, tools, dies, jigs, molds, patterns, drawings and all other tangible personal property owned by, in the possession of, or used by the Company in connection with its business (except for Inventory, as defined in Section 4.13) are located at the Lakewood Property or at another Company Property. All such tangible personal property, together with the Inventory, constitutes all of the tangible personal property used by, or necessary for, the Company in the conduct of its business as now conducted and are in working condition. No tangible personal property used in connection with the business is held under any lease, security agreement, conditional sales contract, license, or other title retention or security arrangement, or is located in other than the possession of the Company.

          4.12.     Accounts Receivable. Shareholder has provided to Buyer a complete and accurate list of all accounts receivable of the Company as of December 31, 2004, including a complete and accurate aging schedule of such accounts receivable on a 30-, 60-, 90-, and more than 90-day basis. All accounts receivable of the Company as of the Closing Date (the “Accounts Receivable”) arose from valid sales in the ordinary course of the business. Notwithstanding anything to the contrary in this Article 4, Shareholder makes no representations or warranties regarding the collectibility of any Account Receivable.

          4.13.     Inventory. Shareholder has provided to Buyer a complete and accurate list of all inventories, including finished goods, work-in-process, and raw materials of the Company (collectively, “Inventory”) as of December 31, 2004. Such Inventory is subject only to the reserve for inventory write-down set forth in the Financial Statements as of December 31, 2004. Such Inventory is the property of the Company except for subsequent valid sales made in the ordinary course of business since December 31, 2004, for which sales either (i) the buyer thereof has made full payment, or (ii) the buyer’s liability to make payment is reflected as an account receivable of the Company. All Inventories are on LIFO Inventory Accounting Methods. The LIFO Accounting Methods that the Company is on for both book purposes and for Tax purposes requires full detailed LIFO Inventory computations at the end of each tax year and at the effective date of any major transfer of the Inventory or of any substantial change of ownership of the Company (i.e., the Closing Date), as described in Section 4.13 of the Disclosure Schedule.

          4.14.     Trade Names, Trademarks, and Copyrights. Section 4.14 of the Disclosure Schedule contains a complete list of all trade names, trademarks, domain names, and copyrights owned or used by the Company in the conduct of its business, including any application or registration number thereof. All such items are valid and in full force and effect and are not subject to any taxes, fees, or actions falling due within 120 days after the Closing Date. Such trade names, trademarks, domain names, and copyrights are not involved in any pending or threatened lawsuits, nor has the Company received any notice of infringement or conflict with the asserted rights of others with respect to such trade names, trademarks, domain names, and copyrights, and to the Knowledge of PMC and Shareholder there is no reasonable basis for any such claims.

          4.15.     Patents and Patent Rights. Section 4.15 of the Disclosure Schedule sets forth a complete list of all patents, inventions, industrial models, processes, designs, and applications for patents owned by the Company as of the Closing Date or in which the Company has any rights, licenses, or immunities as of the Closing Date, including any application or registration number thereof. The patents and applications listed in Section 4.15 of the Disclosure Schedule are all of the patents necessary for the Company to conduct its business as presently conducted. The patents and applications for patents listed in Section 4.15 of the Disclosure Schedule are valid and in full force and effect and are not subject to any taxes, maintenance fees, or actions falling due within 120 days after the Closing Date. There have not been any interference actions or other judicial, arbitration, or other adversary proceedings concerning the patents or applications for patents listed in Section 4.15 of the Disclosure Schedule. Each patent application is awaiting action by its respective patent office. The manufacture, use, importation, or sale of the inventions, models, designs, and systems covered by the patents and applications for patents listed in Section 4.15 of the Disclosure Schedule do not violate or infringe on any patent or any proprietary or personal right of any person, firm, or corporation, and the Company has not infringed and is not now infringing on any patent or other right belonging to any person, firm, or corporation. All of the Company’s employees and any other persons who, either alone or in concert with others, developed, invented, discovered, derived, programmed, or designed any portion of the intellectual property used in or related to the Company’s business, or who have knowledge of or access to information relating to them, have assigned to the Company any interest they may have in the intellectual property and have entered into written agreements acknowledging that the intellectual property is the sole property of the Company, is proprietary and is not to be divulged to any other person or entity. To the Knowledge of PMC and Shareholder, the Company does not employ or use the services of any person in a manner which violates any non-competition or non-disclosure agreement which such person entered into in connection with any former employment.

          4.16.     No Infringement. The Company owns or possesses adequate licenses or other rights to use (without making any payment or granting rights to any person in exchange) pursuant to an agreement listed in Section 4.22 of the Disclosure Schedule (or the non-disclosure of which would not constitute a misrepresentation under Section 4.22) all copyrights, uncopyrighted works, trademarks, service marks, trade names, patents, unpatented inventions and other proprietary and intellectual property rights necessary to conduct all phases of its business as now conducted (collectively, the “Proprietary Rights”) and that use does not conflict with, infringe on, or violate any patent or other rights of others, and the Company has not received any claims or allegations to the contrary, and, to the Knowledge of PMC and Shareholder, there is no reasonable basis for any person to claim otherwise. To the Knowledge of PMC and Shareholder, no third party is infringing on or violating any Proprietary Rights of the Company, and the Company has neither alleged nor made any claims of any such infringement or violation. To the Knowledge of PMC and Shareholder, the Company has not disclosed to any person not obligated to maintain the confidentiality thereof any material Proprietary Rights (including any trade secrets) the value of which is contingent upon confidentiality without securing an appropriate confidentiality agreement, and to the Knowledge of PMC and Shareholder there have been no material violations of any such confidentiality obligations or any such agreements.

          4.16A.     Other Intellectual Property Matters. All pending applications set forth in Section 4.14 or 4.15 of the Disclosure Schedule (other than provisional patent applications) are, to the Knowledge of PMC and Shareholder, expected to issue substantially in their current form and upon issuance will be in force, valid, subsisting, and enforceable, and none of them has lapsed or been finally rejected, and all filings and fees necessary to maintain the effectiveness of such applications have been made. All filings and fees necessary to maintain the effectiveness of all items set forth in Section 4.14 or 4.15 of the Disclosure Schedule have been timely and properly made, and all patent applications for all unpatented inventions have been timely filed to avoid a rejection under 35 U.S.C. § 102(b). The Company’s Proprietary Rights (including all items set forth in Section 4.14 or 4.15 of the Disclosure Schedule) are valid and enforceable, and to the Knowledge of PMC and Shareholder there are no limitations, defects or other circumstances or threats, pending or reasonably foreseeable, that could reasonably be expected to cause the invalidity, unenforceability or other loss thereof. The Company’s Proprietary Rights (including all items set forth in Section 4.14 or 4.15 of the Disclosure Schedule) are not subject to any outstanding orders or judgments adversely affecting use thereof or rights thereto. The Company has taken all steps reasonably necessary to maintain and protect its Proprietary Rights (including all items set forth in Section 4.14 or 4.15 of the Disclosure Schedule). Without limiting the generality of the foregoing, to the Knowledge of PMC and Shareholder, the Company has not disclosed to any person not obligated to maintain the confidentiality thereof any material Proprietary Rights (including any trade secrets) the value of which is contingent upon confidentiality without securing an appropriate confidentiality agreement, and to the Knowledge of PMC and Shareholder there have been no material violations of any such confidentiality obligations or any such agreements.

          4.17.     Subsidiaries.

          (a)     Section 4.17(a) of the Disclosure Schedule sets forth the Company’s subsidiaries’ names and jurisdictions of incorporation and the states or countries in which they are qualified to do business. Each subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of its state or country of incorporation, has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to do business in all jurisdictions in which the nature of its business or of its properties makes such qualification necessary. Other than the subsidiaries listed in Section 4.17(a) of the Disclosure Schedule, the Company does not own any stock or other equity interest in, has any agreement to purchase any stock or other equity interest in, or controls (directly or indirectly) any entity.

(b) Section 4.17(b) of the Disclosure Schedule lists the authorized and outstanding capital stock for each of the Company’s subsidiaries.

(c) Gusmer Sudamerica does not currently conduct any operations and, except as reflected in the Financial Statements, does not have any assets or liabilities.

          (d)     To the extent applicable, and except to the extent provided to the contrary in this Article 4 or in the Disclosure Schedule, each of the representations and warranties in this Article 4 is true and correct with respect to each of the Company’s subsidiaries as if such subsidiary were substituted for the Company in each such instance.

          4.18.     Customers and Sales. To the Knowledge of PMC and Shareholder, no customers, distributors, sales representatives or vendors intend to cease doing business with the Company or materially alter the amount of the business that they are presently doing with the Company.

          4.19.     Existing Employment Contracts. Section 4.19 of the Disclosure Schedule sets forth a list of all employment contracts and collective bargaining agreements with respect to which the Company is a party or by which it is bound. All of these contracts and arrangements are in full force and effect, and no party is in default under it. There have been no claims of defaults and to the Knowledge of PMC and Shareholder there are no facts or conditions which if continued, or on notice, will result in a default under these contracts or arrangements. There is no pending or threatened labor dispute, strike, or work stoppage. There are no unfair labor practice or other administrative or court proceedings pending or threatened between the Company and its employees, nor to the Knowledge of PMC and Shareholder is there any basis for any such proceeding.

          4.20.     Employee List. Section 4.20 of the Disclosure Schedule sets forth a complete and accurate list of all current employees of the Company specifying (i) all employees on disability leave, military leave, or other leave of absence and any employees that have given or received a notice of termination, (ii) the salary or hourly wage payable to each employee and the most recent annual bonus paid to such employee, (iii) the accrued vacation time of each employee, and (iv) the potential liability under the Company’s severance plans and policies with respect to each employee. To the Knowledge of PMC and Shareholder, no officer, executive, or key employee has any plans to terminate employment with the Company.

          4.21.     Insurance Policies. Section 4.21 of the Disclosure Schedule sets forth a description of all insurance policies held by the Company, including the nature of the coverage provided and the principal amount thereof, and a description of all claims against the Company for which a claim for an insured loss has been filed with the insurance carrier since January 1, 2002. All required premiums have been paid with respect to such insurance policies. Upon the Closing, the Company and its subsidiaries shall be removed from the PMC master insurance programs set forth in the insurance policies described and listed in Section 4.21 of the Disclosure Schedule; provided that such removal shall not affect any right of the Company or its subsidiaries with respect to any pre-Closing occurrence under any such insurance policies that are written on an “occurrence” basis.

          4.22.     Other Material Agreements. Section 4.22 of the Disclosure Schedule sets forth a complete and accurate list of all agreements (whether written or oral), not otherwise disclosed in another section of the Disclosure Schedule, to which the Company is a party or by which its property or assets are bound and that requires payments to or from the Company of $25,000 or more in any 12-month period or that is otherwise material to the business or operations of the Company. Such agreements include, among others, (a) distributors’ or manufacturers’ representative or agency agreements, (b) any contract or agreement containing covenants prohibiting the Company from competing with any person or entity in any line of business or restricting the customers from whom or the area in which the Company may solicit or conduct its business, (c) output or requirements contracts, (d) intellectual property agreements (other than non-negotiated licenses for off-the-shelf software), and (e) any indenture, mortgage, deed of trust, security agreement, lease, guaranty, or any other agreement.

          4.23.     No Defaults Under Agreements. There is no event which has occurred or condition presently existing which, with notice or the lapse of time, or both, will (a) cause or constitute a default under any agreement whatsoever with respect to which the Company is a party or by which its property or assets are bound that requires payments to or from the Company of $25,000 or more in any 12-month period or that is otherwise material to the business or operations of the Company, or (b) have a material adverse effect (financial or otherwise) upon the Company.

          4.24.     Litigation. Section 4.24 of the Disclosure Schedule sets forth a complete list, except as otherwise specified in Section 4.21 of the Disclosure Schedule, of every suit, action, arbitration, claim, charge, demand, or legal, administrative, or other proceeding, or governmental investigation pending or, threatened against or affecting the Company. The matters set forth in Sections 4.21 and 4.24 of the Disclosure Schedule, if all are decided adversely to the Company, will not have a material adverse effect on its business, assets, or financial condition. Shareholder has furnished or made available to Buyer copies of all relevant court papers and other documents relating to the matters set forth in Sections 4.21 and 4.24 of the Disclosure Schedule. There is no existing judgment, order, writ, injunction, or decree of any federal, state, local, or foreign court, arbitrator, department, agency board, or instrumentality outstanding against the Company or any of its properties or assets. The Company is not presently engaged in any legal action to recover moneys due to it or damages sustained by it, or to enforce any rights, remedies, or equities. Further, the Company has not received any written or oral communication from any governmental entity or third party stating that they are considered by such entity or party to be a potentially responsible party in any cleanup action pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”) or any state or local counterpart of CERCLA.

          4.25.     Interest in Customers, Suppliers, Competitors, and Assets. To the Knowledge of PMC and Shareholder, no shareholder, officer, director, or employee of the Company, nor any spouse, child, or other relative of any such person, (a) has any direct or indirect interest in any competitor, supplier, or customer of the Company or in any person with whom they are doing business, or (b) upon the consummation of the transaction contemplated hereby, will own, or have any interest, directly or indirectly, in any of the real or personal property owned by or leased to the Company or any Proprietary Rights licensed by the Company.

          4.26.     Operating Permits and Licenses. Section 4.26 of the Disclosure Schedule sets forth a list of all permits and licenses held by the Company for the operation of its business. (a) Such permits and licenses constitute all permits and licenses necessary to own its property and assets and to conduct its business; (b) each is in full force and effect; (c) there is no material violation of any such permit or license; (d) no proceeding is pending or threatened seeking the revocation or limitation of any such permit or license; and (e) no consent, approval, or waiver from, notice to, or filing with any governmental entity is required to be made or obtained by the Company for such permits and licenses to remain in full force and effect immediately following the Closing.

          4.27.     Compliance with Laws. The Company has complied with, and is not in violation of, any applicable federal, state, local or foreign statute, code, ordinance, regulation, or other law (other than Environmental Laws, which are solely the subject of Section 4.28), nor is it under any investigation concerning such an alleged violation.

          4.28.     Environmental Matters.

          (a)     The following definitions apply to this Section 4.28: (i) “Environmental Claim” means any notice by a person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on, or resulting from (A) the presence, or release into the environment, of any material or form of energy at any location, whether or not owned by the Company or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; and (ii) “Environmental Laws” means all federal, state, local, and foreign laws, duties, and regulations (including common law) relating to pollution, compensation for damage or injury caused by pollution, or protection of human health or the environment.

          (b)     The Company is in material compliance with all applicable Environmental Laws. There are currently no circumstances that may prevent or interfere with compliance in all material respects with all applicable Environmental Laws, including any failure to make a timely application or submission for renewal of a permit or other license. The Company has not received any written communication, whether from a governmental authority, citizen group, employee, or otherwise, that alleges that the Company is not in full compliance with, or have failed to perform any duty under, Environmental Laws. All permits and other governmental authorizations currently held by the Company pursuant to Environmental Laws are identified in Section 4.28(b) of the Disclosure Schedule.

          (c)     There is no Environmental Claim pending or threatened against the Company or against any person whose liability for such Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law.

          (d)     There are no past or present actions, activities, circumstances, conditions, events, or incidents, that could form the basis of Environmental Claim against the Company or against any person whose liability for such Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law.

(e) Without in any way limiting the generality of the foregoing:

          (i)             Section 4.28(e)(i) of the Disclosure Schedule contains a complete list of all on-site and off-site facilities to which any “hazardous wastes” (as defined in the Federal Resource Conservation and Recovery Act, as amended, its implementing regulations, and applicable state and local law) was sent by the Company for treatment or disposal at any time during the three-year period ending on the Closing Date.

          (ii)         No filing by or on behalf of the Company has been made or was required to be made pursuant to Section 103(c) of the Federal Comprehensive Environmental Response, Compensation, and Liability Act. To the Knowledge of PMC and Shareholder, there are no toxic, pollutant, or hazardous substances or waste discharged on, disposed of, stored on, or contaminating the Company Property.

          (iii)         All underground storage tanks, and the capacity and contents of such tanks, currently or formerly located on any Company Property are identified in Section 4.28(e)(iii) of the Disclosure Schedule.

(iv) To the Knowledge of PMC and Shareholder, there is no asbestos contained in or forming part of any building, building component, structure, or office space located on any Company Property.

(v) To the Knowledge of PMC and Shareholder, no polychlorinated biphenyls (PCBs) are used or stored at any Company Property.

          (f)     Shareholder has delivered or caused to be delivered to Buyer, with respect to the Lakewood Property and certain other Leased Properties, true and complete copies of the environmental reports described in Section 4.28(f) of the Disclosure Schedule.

          (g)     The transactions contemplated herein require compliance with the New Jersey Industrial Site Recovery Act, N.J. Stat. Ann. § 13.1K-6 et seq., which compliance will be achieved at Closing by the execution of a remediation agreement with respect to the transactions covered by such statute.

          4.29.     Employee Benefit Matters.

          (a)     Section 4.29(a) of the Disclosure Schedule sets forth a complete list of all employee benefit plans, as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), life insurance, hospitalization, medical and dental plans, pension and retirement plans (including multi-employer plans), executive compensation, bonus, deferred compensation, profit sharing, stock purchase and option plans, restricted stock, phantom stock, or stock appreciation rights, and all other plans, arrangements, or practices providing benefits for employees, officers, or directors of the Company or with respect to which the Company may have any liability (each such plan being referred to as an “Employee Benefit Plan” or a “Plan”).

          (b)     Each Employee Benefit Plan has been operated in accordance with its provisions and is in compliance in all respects with ERISA, the Code, and all other federal and state laws, rules and regulations governing each such Plan.

          (c)     Neither Shareholder nor the Company has any obligation to contribute on behalf of its employees to any “multi-employer plan,” as such term is defined in Section 3(37) of ERISA, nor has any such person had any such obligation within the past six years. Neither Shareholder nor the Company has completely or partially withdrawn from any multiemployer plan within the meaning of the Multiemployer Pension Plan Amendments Act of 1980, for which any withdrawal liability under Title IV of ERISA remains unsatisfied.

(d) There have been no non-exempt “prohibited transactions” within the meaning of Section 4975 of the Code or Section 406 of ERISA relative to any Employee Benefit Plan.

          (e)     None of the Plans, or the related trusts thereunder, has any “accumulated funding deficiency,” as such term is defined in Section 412 of the Code, whether or not waived. All required premiums or other amounts required to be paid to the Pension Benefit Guaranty Corporation with respect to any of the Plans subject to the termination insurance provisions of Title IV of ERISA have been paid.

(f) The Company is not the sponsor or sole participating employer of any Plan that is subject to Title IV of ERISA.

          (g)     None of the Plans or the related trusts thereunder are subject to any pending investigation, examination or other proceeding initiated by the Internal Revenue Service, U.S. Department of Labor, Pension Benefit Guaranty Corporation or any federal or state agency or instrumentality, and there are no claims or litigation outstanding, or to the Knowledge of PMC and Shareholder threatened, with respect to any Employee Benefit Plan, other than a claim for benefits in the normal course of the Plan.

          (h)     This Agreement, and the transactions contemplated by this Agreement, will not cause any severance benefit to be payable to any employee of the Company, and will not accelerate any benefit payment or trigger any funding commitment on the part of the Company with respect to any Employee Benefit Plan.

(i) The Company has no liability under any Plan that is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code.

          4.30.     Approvals, Licenses and Permits for Transfer. The Company has all necessary approvals, licenses, permits, assignments, waivers, consents, and all other approvals of third parties and governmental agencies or instrumentalities which may be required in order to execute and deliver this Agreement and to consummate the transactions contemplated herein.

          4.31.     Labor and Employee Matters. The Company does not have any collective bargaining agreements or union contracts and does not currently have any union organizational effort with respect to any employees employed at the Company. The Company is in compliance with all federal, state and other applicable laws regarding employment practices, terms and conditions of employment, and wages and hours and all other laws with respect to its business. There is no pending or threatened labor dispute, strike, or work stoppage. There is no unfair labor practice or other administrative or court proceedings pending or threatened between the Company and the employees of the Company.

          4.32.     [Intentionally Omitted]

          4.33.     Product Safety.

          (a)     There has been no pattern of defects in the design, construction, manufacture, installation, or compliance with specifications of any product made, manufactured, constructed, distributed, sold, leased, or installed by the Company or its employees or agents that would materially and adversely affect the performance or quality of such product. Each such product has been designed, constructed, manufactured, packaged, installed, and labeled in compliance with all regulatory, engineering, industrial, and other codes applicable thereto, and neither the Company nor Shareholder has received notice of any alleged noncompliance with any such code. Each such product advertised or represented as being rated or approved by a rating organization, such as Underwriters’ Laboratories or other similar organizations, complies with all conditions of such rating approval.

          (b)     Neither Shareholder nor the Company has been required to file, or has filed, a notification or other report with the United States Consumer Product Safety Commission concerning actual or potential hazards with respect to any product manufactured or sold by the Company.

          4.34.     Product Warranty. Each product made, manufactured, constructed, distributed, sold, leased, or installed by the Company or its employees or agents has been in conformity with all applicable contractual commitments and all express and implied warranties such that the Company will not have any liability in excess of $100,000 in any 12-month period for replacement or repair thereof or other damages in connection therewith. No such product is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. Shareholder has provided Buyer with copies of the standard terms and conditions of sale or lease for the Company (containing applicable guaranty, warranty, and indemnity provisions).

          4.35.     Gusmer Europe. Gusmer Europe is not incorporated in the United States, is not organized under the laws of the United States, and does not have its principal offices within the United States. Gusmer Europe (including all entities controlled by Gusmer Europe) does not hold an aggregate value of assets located in the United States over $50 million or have aggregate sales in or into the United States during the year ended December 31, 2004 over $50 million.

          4.36.     Bank Accounts. Section 4.36 of the Disclosure Schedule lists all bank accounts of the Company, specifying with respect to each the name of the bank or other financial institution and the account number.

          4.37.     Purchase and Sales Orders and Other Obligations. Shareholder has provided to Buyer a complete and accurate list of all of the Company’s purchase orders, accrued expenses, open customer orders, and customer deposits and an accounts payable aging list of the Company, all as of the respective dates thereof.

ARTICLE 5.
REPRESENTATIONS AND WARRANTIES OF BUYER

          5.1.     Buyer’s Representations and Warranties. Buyer represents and warrants to Shareholder and PMC that the statements contained in this Article 5 are correct and complete as of the date of this Agreement.

(a) Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

          (b)     Authorization of Transaction. Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, except as the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer. No approval or consent of any other person is necessary with respect to the execution and delivery of this Agreement or the performance of the transactions contemplated hereby.

          (c)     Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter, bylaws, or other governing documents or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject.

(d) Investment. Buyer is not acquiring the Company Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

ARTICLE 6.
COVENANTS AND AGREEMENTS

          6.1.     Additional Acts.

          (a)     From and after the Closing Date, and without further consideration or expense to Buyer, PMC and Shareholder shall execute and deliver such further instruments of conveyance and transfer and shall take such further action as Buyer may reasonably request to more effectively convey, transfer and vest in Buyer title to the Company Shares. PMC and Shareholder shall also deliver or will cause to be delivered to Buyer on the Closing Date, and at such other times and places as shall be reasonable agreed upon, such additional instruments and documents as Buyer may reasonably request for the purpose of carrying out the terms and conditions of this Agreement.

(b) Following the Closing, Buyer shall timely make any filing under the Investment Canada Act that is required in connection with the transactions contemplated hereby.

          6.2.     Real Property Leases.

          (a)     On the Closing Date, the Company, as tenant, and Shareholder, as landlord, shall execute a real property lease for the Lakewood Property whereby the Company agrees to lease the Lakewood Property for a period of three years, triple net, at a base rate of $15,000 per month, and upon such other terms as set forth in the Lakewood Property Lease. Buyer agrees that it shall absolutely and unconditionally guarantee (i) the payment of all obligations of the Company under the Lakewood Property Lease, as and when due, and (ii) the timely observance and performance of all covenants and agreements of the Company under the Lakewood Property Lease.

          (b)     From the Closing Date through March 31, 2005, PMC shall provide, or shall cause its applicable affiliate to provide, the Company subsidiary known as Gusmer Machinery (Nanjing) Co. Limited (“Gusmer China”) with office and storage space at the premises described as Room 2204 Hua Fu Mansion, No. 1 Hua Fu Garden, Fujian Road, Gulou District, Nanjing, China (consisting of 243.77 square meters on the 22nd floor of such building) at a rental rate of $500 per month. Neither party to such arrangements nor any of its affiliates shall be liable to the other party or its affiliates on account of any acts or omissions in connection therewith, except (i) in the case of gross negligence or willful misconduct or (ii) PMC’s or its affiliate’s failure to provide such space to Gusmer China during such period.

          6.3.     Intercompany Accounts. All intercompany accounts between PMC or any of its affiliates on the one hand and the Company, any of its subsidiaries, or Gusmer Europe on the other hand shall be paid in full on the Closing Date, except to the extent that such accounts constitute Excluded Assets or Excluded Liabilities.

          6.4.     Employee Benefit Plans.

          (a)     Upon Closing, Shareholder shall cause the Company to be removed as a participating employer from any Employee Benefit Plan that is a Parent Plan and shall cause the eligibility of all Company employees under any such Plan to be terminated effective as of the Closing; provided, however, that coverage under such Employee Benefit Plans may continue for a period after the Closing as provided in the Transition Services Agreement. Except as set forth in the Transition Services Agreement, PMC or Shareholder shall retain all responsibilities and liabilities with respect to Parent Plans after the Closing Date. The Company shall continue as the sponsoring employer only of the Gusmer Plans and shall retain all responsibilities and liabilities with respect to such Gusmer Plans upon the Closing.

          (b)     With respect to any employee or former employee of the Company (or beneficiary thereof) who is receiving or is eligible to receive continuation medical coverage under the provisions of Section 4980B of the Code, or comparable state law, as of the Closing Date under a Parent Plan, such plan shall continue to provide such coverage after the Closing Date.

          (c)     With respect to any employee of the Company on the Closing Date (or any beneficiary thereof), Buyer shall be responsible for all health insurance continuation coverage required under the provisions of Section 4980B of the Code, or comparable state law, relating to qualifying events (as defined in Section 4980B of the Code) that occur after the Closing Date, except as otherwise provided in the Transition Services Agreement.

          (d)     Any employee or former employee of the Company who is receiving short-term or long-term disability benefits under a disability plan sponsored by PMC or Shareholder shall continue receiving such benefits after the Closing Date in accordance with the terms of such plan.

          6.5.     Continuing Access to Records. From and after the Closing Date, Buyer shall give Shareholder reasonable cooperation, access, and staff assistance, as reasonably necessary, during normal business hours upon reasonable prior notice with respect to books and records and other financial data delivered to Buyer hereunder or under the Gusmer Europe Agreement or in the possession of the Company, any of its subsidiaries, or Gusmer Europe for periods before Closing as may be necessary for legitimate business purposes such as, among others, the preparation of financial statements and tax returns and the defense of litigation. Shareholder agrees to execute a customary confidentiality agreement regarding all such books and records so obtained from Buyer.

          6.6.     Accounts Receivable. From and after the Closing Date, Buyer shall cause the Company to use the same degree of efforts to collect the Accounts Receivable as Buyer uses in collecting its own accounts receivable. If, within 180 days after the Closing Date, the Accounts Receivable have not been collected in full, an amount equal to the sum of the face value of such uncollected Accounts Receivable minus the allowance for uncollectible accounts reflected on the Closing Date Financial Statement, shall forthwith be paid by Shareholder to the Company. If any part or all of the Accounts Receivable is subsequently paid to the Company or any assignee following such payment by Shareholder, the Company shall reimburse in full to Shareholder the amount of the Accounts Receivable so received by the Company or its assignee. Payments on Accounts Receivable shall be applied to the invoice or invoices identified in the payments. If no invoice is identified in a payment, then the payment shall be applied to the oldest of the applicable customer’s receivables.

          6.7.     Inventory Repurchase.

          (a)     At Buyer’s request, if any portion of the Inventory as of the Closing Date remains unsold on the third anniversary of the Closing Date, an amount equal to the book value of such unsold Inventory (net of the inventory reserve against such Inventory reflected on the Closing Date Financial Statements) shall forthwith be paid by Shareholder to the Company.

          (b)     In order to effectuate the foregoing, the Company will track: (i) the part numbers (including descriptions) of each part in inventory; (ii) the inventory carrying value of each part; and (iii) the quantity on hand of each part, all as of the Closing Date (the “Starting Inventory”).

          (c)     For the period commencing on the day immediately following the Closing Date and ending on the third anniversary of the Closing Date, the Company shall subtract from the Starting Inventory all parts that are listed on the Starting Inventory as the Company relieves parts from inventory via either (i) an invoice reflecting a sale to a customer or (ii) a work order reflecting the part being used in the manufacture of a product. The Company shall continuously update the Starting Inventory, at all times reflecting the net quantity remaining in inventory of each part listed, and shall provide such updated Starting Inventory list to the Shareholder on an annual basis. For each part where the net quantity remaining reaches a zero balance, no further transactions need be recorded by the Company, as the Company will have used up the quantity on hand as of the Closing Date.

          (d)     On the third anniversary of the Closing Date, the Company will multiply the net quantity remaining, if any, of each part by the inventory value column (as of the Closing Date), less the inventory reserve (as of the Closing Date), and that product will be the dollar value of the Starting Inventory, if any, remaining after the three-year period has lapsed (the “Final Inventory”). The Company will then review the Final Inventory and remove any items the Company does not wish to sell back to Shareholder. If the Company wishes Shareholder to repurchase any of the Final Inventory (the “Net Final Inventory”), Shareholder shall have the right, upon reasonable notice to Buyer, to examine the Net Final Inventory and the related accounting records to verify the above.

          (e)     At Shareholder’s option, Shareholder may either (i) take ownership and possession of any Net Final Inventory repurchased by Shareholder and may take any action with respect to the Net Final Inventory, including selling the Net Final Inventory, without obligation or liability to Buyer or the Company or (ii) authorize the Company to sell or otherwise dispose of the Net Final Inventory on terms and within a timeframe acceptable to Shareholder, in its sole discretion, with the proceeds of such sale or disposition immediately remitted by the Company to Shareholder. If Shareholder chooses to take ownership and possession of the Net Final Inventory, Buyer shall ship to Shareholder, at Shareholder’s expense, the Net Final Inventory and provide Shareholder with the requisite documentation to ensure full title is transferred to Shareholder.

          6.8.     Corporate Names. Within 15 days following the Closing Date, PMC and Shareholder shall change the corporate name of Shareholder and of any affiliate of PMC or Shareholder whose name contains the word “Gusmer” to a name that does not contain that word or any word confusingly similar thereto.

          6.9.     Parties to Bear Own Expenses. The parties hereto shall each bear their own expenses incurred in preparation for and in contemplation of this Agreement being consummated, including fees for attorneys, accountants and other advisors; provided, however, that Shareholder shall pay all such expenses incurred by the Company; provided further that, following the Closing, Buyer shall cause the Company to pay all governmental filing fees and reasonable attorneys’ fees incurred with respect to the PCT patent application for the Company’s hybrid heater technology, regardless of whether such fees were incurred before or after the Closing.

          6.10.     Certain Software. Buyer acknowledges that, from and after the Closing, neither the Company nor any of its subsidiaries will have any rights under the Hyperion or ADP license agreement to which PMC and/or its affiliates are currently parties, except to the extent provided in the Transition Services Agreement with respect to the ADP license agreement. Buyer intends to add the Company to Buyer’s existing Hyperion license agreement on the Closing Date.

          6.11.     Dutch Domain Name. Within one month from receipt of notice of final registration in The Netherlands of domain name www.gusmer.nl in favor of PMC, PMC shall transfer such domain name to the Company.

          6.12.     Transition Services — China. From the Closing Date through March 31, 2005, PMC shall provide, or shall cause its applicable affiliate to provide, Gusmer China with accounting, tax, personnel, and general administration services, each in a manner and scope consistent with the level of such services provided to Gusmer China immediately prior to the Closing Date, for a fee of $500 per month. Neither party to such arrangements nor any of its affiliates shall be liable to the other party or its affiliates on account of any acts or omissions in connection therewith, except (i) in the case of gross negligence or willful misconduct or (ii) PMC’s or its affiliate’s failure to provide such services to Gusmer China during such period.

          6.13.     Management Agreements. All management agreements between PMC or any of its affiliates on the one hand and the Company, any of its subsidiaries, or Gusmer Europe on the other hand shall be automatically terminated as of the Closing without any liability to any party thereto.

ARTICLE 7.
DELIVERIES AT THE CLOSING

          7.1.     Deliveries of Shareholder. At the Closing, Shareholder shall deliver, or cause to be delivered, to Buyer the following duly executed instruments and documents:

          (a)     Share Certificates. One or more certificates representing the Company Shares, in a form satisfactory to Buyer’s counsel, all duly endorsed by Shareholder for transfer or accompanied by appropriate stock assignments separate from certificates duly executed by Shareholder, in either case with signatures guaranteed in a manner satisfactory to Buyer, representing all of the then-outstanding shares of capital stock of the Company.

(b) Resignations. The written resignations of all current members of the board of directors and all officers of the Company and it subsidiaries, except as otherwise specified in writing by Buyer.

          (c)     Other Instruments. Such additional consents, releases, authorizations, transfers, and other documents as may be reasonably requested by Buyer to carry out the provisions of this Agreement and to fully accomplish its purpose and intent.

          (d)     Certified Resolutions. Copies of the resolutions of PMC and Shareholder, which shall be in full force and effect at the time of delivery, authorizing one or more officers of PMC and Shareholder to execute and deliver this Agreement and all other agreements, documents and certificates related hereto, and the consummation of the transactions contemplated hereby, certified by the Secretary or an Assistant Secretary of PMC or Shareholder, as applicable, as of the Closing Date.

          (e)     Ancillary Agreements. Duly executed counterparts of the Gusmer Europe Agreement, the Lakewood Lease, the Transition Services Agreement, and the Vilanova Subleases (as defined in the Gusmer Europe Agreement).

          (f)     Payoff Letters. A payoff letter from each of Congress Financial Corporation, Canadian Imperial Bank of Commerce, and any other lienholder in a form satisfactory to Buyer, releasing all liens on any assets or stock of the Company or its subsidiaries, together with a UCC-3 termination statement.

          7.2.     Deliveries of Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, to Shareholder the following:

(a) Base Purchase Price. Cash in the amount of the Base Purchase Price described in Section 2.2 hereof.

          (b)     Other Instruments. Such additional consents, releases, authorizations, transfers, and other documents as may be reasonably requested by PMC or Shareholder to carry out the provisions of this Agreement and to fully accomplish its purpose and intent.

          (c)     Certified Resolutions. Copies of the resolutions of Buyer, which shall be in full force and effect at the time of delivery, authorizing one or more officers of Buyer to execute and deliver this Agreement and all other agreements, documents and certificates related hereto, and the consummation of the transactions contemplated hereby, certified by the Secretary or an Assistant Secretary of Buyer as of the Closing Date.

(d) Ancillary Agreements. Duly executed counterparts of the Gusmer Europe Agreement, the Lakewood Lease, the Transition Services Agreement, and the Vilanova Subleases.

ARTICLE 8.
TAX MATTERS

          8.1.     General. This Article 8 is intended to incorporate the agreement of the parties with respect to liability for Taxes, and nothing contained elsewhere in this Agreement shall be construed to limit in any way the right of the parties to reimbursements or indemnity payments for Taxes as provided in this Article 8.

          8.2.     Definitions.

          (a)     For purposes of this Agreement:

(i) “Affiliated Group” means the affiliated group of corporations within the meaning of Section 1504 of the Code of which PMC is the common parent that files a federal consolidated Income Tax Return.

(ii) “Code” means the Internal Revenue Code of 1986, as amended.

(iii) “Cut-Off Date” means the Closing Date.

          (iv)         “Excluded Taxes” means (A) all Income Taxes of the Company or its subsidiaries for any Pre-Cut-Off Tax Period, (B) all other Taxes of the Company or its subsidiaries for any Pre-Cut-Off Tax Period, except to the extent reflected as a current liability of the Company on the Statement, and (C) Shareholder Transfer Taxes.

          (v)         “Income Taxes” means all Taxes (other than sales, use, property, Transfer, recording, and similar Taxes) based upon or measured by gross or net receipts or gross or net income (including Taxes in the nature of minimum taxes, tax preference items, and alternative minimum taxes) and including any liability arising pursuant to the application of Treasury Regulation section 1.1502-6 or any similar provision of any applicable state, local, or foreign Tax law.

(vi) “Pre-Cut-Off Tax Period” means any Tax Period ending on or before the Cut-Off Date, and with respect to a Straddle Period, any portion thereof ending on the Cut-Off Date.

(vii) “Post-Cut-Off Tax Period” means any Tax Period ending after the Cut-Off Date, and with regard to a Straddle Period, any portion thereof beginning after the Cut-Off Date.

(viii) “Post-Cut-Off Tax Return” means any Tax Return with respect to a Post-Cut-Off Tax Period or a Straddle Period.

(ix) “Pre-Cut-Off Tax Return” means any Tax Return with respect to a Pre-Cut-Off Tax Period.

(x) “Straddle Period” means any complete Tax period of the Company or any of its subsidiaries relating to Taxes that includes but does not end on the Cut-Off Date.

          (xi)         “Tax” or “Taxes” means all federal state, local, or foreign income, profits, franchise, gross receipts, net receipts, capital, capital stock, net worth, sales, use, withholding, turnover, value-added, consumption, ad valorem, registration, general business, employment, social security, disability, occupation, real property, personal property (tangible and intangible), recording, stamp, transfer (including real property transfer or gains), conveyance, severance, production, excise, and other taxes, withholdings, duties, levies, imposts, license and registration fees, and other similar charges and assessments (including all fines, penalties, and additions attributable to or otherwise imposed on or with respect to any such taxes, charges, fees, levies, or other assessments, and interest thereon) imposed by or on behalf of any Taxing Authority.

(xii) “Taxing Authority” means any governmental or regulatory authority, body or instrumentality exercising any authority to impose, regulate, or administer the imposition of Taxes.

          (xiii)         “Tax Return” means any return, statement, report, or form, including in each case any amendments thereto, required to be filed with any Taxing Authority by or with respect to Taxes, or any claim for refund.

(xiv) “Transfer Taxes” has the meaning assigned thereto in Section 8.4(b).

(xv) “Treasury Regulation” means the U.S. Treasury Regulations promulgated pursuant to the Code.

          8.3.     Tax Representations. Except as set forth in Section 8.3 of the Disclosure Schedule, PMC and Shareholder, severally and not jointly, represent and warrant to Buyer as follows:

          (a)     (i) all Tax Returns that are required to be filed on or before the Cut-Off Date by, or with respect to, the Company or any of its subsidiaries have been timely filed (taking into account any extensions);

(ii) the information included in the Tax Returns as filed is complete and accurate;

(iii) all Taxes due and payable with respect to any Tax Return have been timely paid;

          (iv)         the Company has made sufficient provision in the Financial Statements, by recording as a current liability, for all accrued but unpaid Taxes, whether or not disputed, for all Pre-Cut-Off Tax Periods;

(v) audits of federal, state, local, and foreign Tax Returns for Taxes by the relevant Taxing Authorities have been completed for each period set forth in Section 8.3(a)(v) of the Disclosure Schedule;

          (vi)         no action, suit, proceeding, investigation, audit, or claim is now proposed, pending, or, to the Knowledge of PMC or Shareholder, threatened with respect to the Company or any of its subsidiaries in respect of any Tax, and there are no discussions with any Taxing Authority with respect to Taxes that are likely to result in a material additional amount of Tax;

          (vii)         no notice or claim has been made by a Taxing Authority in a jurisdiction where the Company or any of its subsidiaries does not file a particular Tax Return that it is or may be subject to that particular Tax in that jurisdiction;

(viii) there are no liens for Taxes upon the assets of the Company or any if its subsidiaries except liens for Taxes not yet due;

(ix) no request has been made for an extension of time within which to file Tax Returns in respect of any Taxes, which Tax Returns have not yet been filed;

          (x)         there has been no waiver or extension of any applicable statute of limitations period for the assessment or collection of any Taxes, which period (after giving effect to such waiver of extension) has not yet expired;

(xi) tax periods that remain open are set forth in Section 8.3(a)(xi) of the Disclosure Schedule;

(xii) since January 1, 2003, neither PMC nor Shareholder nor any of their affiliates has caused the Company or any of its subsidiaries to file any amended Tax Returns;

          (xiii)         all currently effective elections with respect to Taxes affecting the Company or any of its subsidiaries made by or on behalf of the Company or any such subsidiary, and all elections revoked, rescinded, or modified by the Company or any of its subsidiaries, are set forth in Section 8.3(a)(xiii) of the Disclosure Schedule;

          (xiv)         none of the Company or any of its subsidiaries will be required, as a result of (A) a change in accounting method for a Tax period beginning on or before the Cut-Off Date, to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local, or foreign law) in taxable income for any Tax period beginning after the Cut-Off Date or for any Straddle Period, or (B) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or foreign Tax Law), to include any item of income in or exclude any item of deduction from any Tax period beginning after the Cut-Off Date or any Straddle Period;

          (xv)         copies of all federal, state, local, and foreign Tax Returns, and all schedules and other supporting documents thereto, filed by the Company or any of its subsidiaries with any Taxing Authority for each of its last three fiscal years, and all communications relating thereto, have been provided to Buyer and are true, accurate and complete copies thereof; and

(xvi) no Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement.

(b) Neither the Company nor any of its subsidiaries, nor any other party on behalf of the Company or any such subsidiary, has:

(i) consented at any time under Section 341(f)(1) of the Code to have the provisions of Section 341(f)(2) of the Code apply to any disposition of the Company’s or any such subsidiary’s assets;

(ii) agreed, or is required, to make any adjustment under Section 481(a) or 482 of the Code affecting the Company or any such subsidiary;

          (iii)         made an election, or is required, to treat any asset of the Company or any such subsidiary as owned by another person for federal income tax purposes or as Tax-exempt bond finance property or Tax-exempt use property within the meaning of Section 168 of the Code;

(iv) made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state, local, or foreign Income Tax provision; or

(v) been a United States real property holding company within the meaning of Section 897(c)(2) of the Code during the applicable period set forth in Section 897(c)(1)(A)(ii) of the Code.

          (c)     None of the Company or its subsidiaries has been a member of an affiliated group of corporations (within the meaning of Section 1504 of the Code) filing a consolidated federal Income Tax Return other than the Affiliated Group. None of the Company’s subsidiaries has had a shareholder other than the Company.

          (d)     The Company has no liability for the Taxes of another company or entity under Treasury Regulation § 1.1502-6 (or similar provisions of state, local, or foreign law), as a transferee or successor, by contract, or otherwise, except as a result of being a member of the Affiliated Group. No claim has been asserted, which has not been resolved or satisfied, for any payment with respect to any of the foregoing.

          (e)     Neither the Company nor any of its subsidiaries is a party to any agreement, including this Agreement, that has resulted in or could result, separately or in the aggregate, in an obligation to make payments that would not be deductible under Section 280G of the Code.

          (f)     None of the Company’s subsidiaries (i) has made an election to be disregarded as a separate entity under the Code, (ii) has had any income described in or includable under Section 551 or 951 of the Code in any taxable year, or (iii) will have any such income during the period beginning on the first day of its current taxable year and ending on the Cut-Off Date.

          (g)     None of the Company’s subsidiaries has ever had, and no entity or entities directly or indirectly in control of any of such subsidiaries has ever attributed to any of those subsidiaries, at any time up to and including the Cut-Off Date, any office or other place of business in the United States or a “permanent establishment” in the United States (within the meaning of the relevant tax treaty or treaties that the United States has or has had with the countries under whose laws such subsidiaries are organized).

          (h)     None of the Company’s subsidiaries has ever, and will not have, through and including the Cut-Off Date, conducted any business in the United States, maintained any inventories or supplies in the United States, had any investments (whether real or personal, tangible or intangible) in the United States, or any employees, independent contractors, or any other service or representative relationship with any persons or entities in the United States.

          8.4.     Tax Covenants.

          (a)     All transfer, documentary, sales, use, stamp, registration, value-added, consumption, and other such Taxes, all costs of preparing Tax Returns relating to such Taxes, and all filing fees incurred in connection with this Agreement (“Transfer Taxes”) shall be borne and paid by one-half by Shareholder (the “Shareholder Transfer Taxes”) and one-half by Buyer (the “Buyer Transfer Taxes”), and Buyer and Shareholder agree to cooperate to file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable law, Shareholder and Buyer will, and will cause their respective affiliates to, join in the execution of any such Tax Returns and other documentation.

          (b)     Any and all existing Tax-sharing or -indemnity agreements (written or unwritten, formal or informal) between the Company or any of its subsidiaries, on the one hand, and Shareholder or any of its affiliates (or any other party) on the other hand, shall be terminated as of the Closing Date. After such date, neither the Company, any such subsidiary, Shareholder, any affiliate of Shareholder, nor any other party, shall have any further rights or liabilities thereunder.

          (c)     A consolidated federal Income Tax Return, and any required state, local, or foreign consolidated, combined, or unitary Income Tax returns, including PMC, Shareholder, the Company, and any of the Company’s subsidiaries, will be timely filed (taking into account any extensions) for the years ended December 31, 2004 and 2005. Without limiting the foregoing, and pursuant to Treasury Regulations § 1.1502-1 et seq. and comparable provisions of state, local, or foreign law, the Company will be included in (i) the consolidated federal Income Tax Return of the Affiliated Group for the period beginning January 1, 2005 through the close of business on the Cut-Off Date and (ii) any state, local, or foreign tax returns of such consolidated, combined, or unitary group for such period.

          (d)     If Shareholder becomes entitled to a refund or credit of Taxes for any period for which it is liable under Section 8.9(a) and such Taxes are attributable solely to the carryback of losses, credits, or similar items attributable to the Company from a taxable year or period that begins after the Cut-Off Date, Shareholder shall promptly pay to Buyer the amount of such refund or credit together with any interest thereon within 15 days following the receipt thereof. If any refund or credit of Taxes for which a payment has been made pursuant to the immediately preceding sentence is subsequently reduced or disallowed, Buyer shall repay such reduced or disallowed taxes to Shareholder within 15 days following written demand from Shareholder.

          (e)     PMC, Shareholder, and Buyer agree that, upon request, they shall use their best efforts to obtain any certificates or other documents from any Taxing Authority or any other persons as may be necessary or helpful to mitigate, reduce, or eliminate any Taxes that would otherwise be imposed with respect to the transactions contemplated by this Agreement.

          (f)     Except to the extent described in Section 8.4(f) of the Disclosure Schedule, neither PMC nor Shareholder nor any of their affiliates will file any amended Tax Return that would adversely affect the Company or any of its subsidiaries.

          (g)     Any Tax refund, credit, offset, or similar benefit (including any interest paid or credited with respect thereto) relating to Taxes for any Pre-Cut-Off Tax Period shall be the property of Shareholder, and if received by Buyer, the Company, or any of the Company’s subsidiaries, shall be paid over promptly to Shareholder. Any refund, credit, offset, or similar benefit (including any interest paid or credited with respect thereto) relating to Taxes for any Straddle Period shall be allocated in the manner provided in Section 8.7.

          8.5.     Pre-Cut-Off Tax Returns and Taxes.

          (a)     For all Pre-Cut-Off Tax Periods, PMC shall include the income of the Company in PMC’s federal consolidated Income Tax return, PMC or Shareholder, as the case may be, shall include the income of the Company and any of its subsidiaries in any required state, local, or foreign consolidated, unitary or combined Income Tax Returns that include the Company and any such subsidiary, and PMC or Shareholder, as the case may be, shall prepare and timely file, or cause to be prepared and timely filed, all federal, state, local, and foreign Income Tax Returns of the Company and its subsidiaries (taking into account any extension of time to file). PMC or Shareholder shall also prepare and file, or cause to be prepared and filed, on a timely basis including any extensions, all other Pre-Cut-Off Tax Returns with respect to the Company and its subsidiaries.

          (b)     Within 15 days after the filing of a Tax Return that relates to a Pre-Cut-Off Tax Period, PMC or Shareholder shall provide Buyer with copies thereof. PMC or Shareholder shall timely pay, or cause to be paid, all Taxes shown as due and payable on such Tax Return. To the extent that such tax liabilities are reflected as current liabilities of the Company on the Statement, Buyer shall pay, or shall cause to be paid, such amount to Shareholder. Such payment shall be made within 10 days of receipt by Buyer of such Tax Return.

          8.6.     Post-Cut-Off Tax Returns and Taxes.

          (a)     Buyer shall prepare and file, or cause to be prepared and filed, on a timely basis (taking into account any extension of time to file), all Post-Cut-Off Tax Returns (other than Transfer Tax returns, which shall be filed by Shareholder) required to be filed by the Company or any of its subsidiaries, other than Income Tax Returns with respect to periods for which a consolidated, unitary, or combined Income Tax Return of PMC or Shareholder will include the operations of the Company and/or any such subsidiary, and shall be responsible for remitting all Taxes reflected on such Tax Returns.

          (b)     Within 15 days after the filing of a Post-Cut-Off Tax Return for a Straddle Period, Buyer shall provide Shareholder with a copy thereof. Shareholder shall reimburse Buyer within 10 days after receipt of such Post-Cut-Off Tax Return for the Pre-Cut-Off portion of Taxes reflected on the Post-Cut-Off Tax Return for a Straddle Period. The amount payable by Shareholder shall be an amount equal to the excess, if any of (i) the amount of Taxes allocated to the Pre-Closing portion of the Straddle Period as described in Section 8.7 over (ii) the Taxes for the Straddle Period that have been reflected as a current liability of the Company on the Statement.

          8.7.     Allocation of Taxes. In the case of any Taxes that are payable for a Straddle Period, the portion of such Taxes related to the Pre-Cut-Off portion of such Straddle Period shall (i) in the case of Taxes other than Taxes based upon or related to income (including Taxes in the nature of minimum taxes, tax preference items, and alternative minimum taxes), and other than sales, gross receipts, wages, capital expenditures, expenses, or any similar Tax base, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on the Cut-Off Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any Tax based upon or related to income (including Taxes in the nature of minimum taxes, tax preference items, and alternative minimum taxes), sales, gross receipts, wages, capital expenditures, expenses, or any similar Tax base, be deemed equal to the amount which would be payable if the relevant tax period ended on the Cut-Off Date. Any credits relating to a Straddle Period shall be taken into account as though the relevant tax period ended on the Cut-Off Date.

          8.8.     Cooperation on Tax Matters.

          (a)     After the Closing Date, Buyer, on the one hand, and PMC and Shareholder, on the other, shall, and shall cause their respective affiliates to, cooperate in the preparation of all Tax Returns, and shall provide, or cause to be provided, to the requesting party any records or other information requested by such party in connection therewith as well as access to, and the cooperation of, the auditors of Buyer, on the one hand, and PMC and Shareholder, on the other.

          (b)     Each of Buyer, PMC, and Shareholder shall properly maintain and retain records and information relating to Taxes of the Company and its subsidiaries for Pre-Cut-Off Date Tax Periods and Straddle Periods at least until the expiration of the relevant statute of limitations period, and shall allow the other party, its affiliates, and their agents and representatives, at times and dates mutually acceptable to the parties, to inspect, review, and make copies of such records and information as such other party in good faith may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at the other party’s expense; provided however, that the party to whom the request is made shall have the right to excise any information that is not reasonably related to the request.

          (c)     PMC and Shareholder, on the one hand, and Buyer, on the other, shall give prompt notice to each other of any proposed adjustment to Taxes for periods ending on or before the Cut-Off Date and for any Straddle Period.

          (d)     Each party shall cooperate with the other in connection with any Tax investigation, audit, or other proceeding; provided, however, that PMC and Shareholder shall have the exclusive authority to control any audit or examination by any Taxing Authority of any liability of the Company or any of its subsidiaries for Taxes for any period ending on or before the Cut-Off Date (other than the portion of a Straddle Period ending on the Cut-Off Date.) Notwithstanding the foregoing, neither PMC nor Shareholder may permit any lien to be created or to continue upon any property or assets of the Company or any of its subsidiaries or otherwise act so as to interfere with the operations of the Company or any such subsidiary or prevent them from conducting their business with any customer or in any jurisdiction.

(e) A party shall be reimbursed for reasonable out-of-pocket expenses incurred in taking any action requested by the other party or parties under this Section 8.8.

          8.9.     Tax Indemnification.

(a) PMC and Shareholder shall indemnify the Buyer Indemnitees against, and hold them harmless from, any:

          (i)         Tax of the Company or any of its subsidiaries with respect to any Pre-Cut-Off Tax Period (including the portion of any Straddle Period that is related to a Pre-Cut-Off Tax Period), including all Taxes resulting from the Section 338(h)(10) Election and the dividend of the Lakewood Property, except to the extent reflected as a current liability of the Company on the Statement and not paid by Buyer to Shareholder pursuant to Section 8.5(b), including any liability under Treasury Regulation Section 1.1502-6 (or any similar provisions of state, local or foreign law) or liability as a transferee or successor for Tax or by contract or otherwise;

(ii) Shareholder Transfer Taxes; and

          (iii)         Losses arising out of any breach of any representation, covenant, warranty, or agreement made by PMC or Shareholder pursuant to this Article 8 (the sum of (i), (ii), and (iii) being referred to as a “Tax Loss”).

(b) Buyer shall indemnify the Shareholder Indemnitees against, and hold them harmless from, any:

(i) Tax of the Company or any of its subsidiaries with respect to any Post-Cut-Off Tax Period (including the portion of any Straddle Period that is related to a Post-Cut-Off Tax Period);

(ii) Buyer Transfer Taxes; and

          (iii)         Losses arising out of any breach of any representation, covenant, warranty, or agreement made by Buyer pursuant to this Article 8 (the sum of (i), (ii), and (iii) being referred to as a “Tax Loss”).

          (c)     PMC and Shareholder, on the one hand, and Buyer, on the other, shall pay to the other the amount of any Tax Loss for which the payor is responsible pursuant to this Section 8.9 not later than 30 days after receipt from the other of written notice stating that any Tax Loss has been paid by the notifying party or any of its affiliates or, effective upon the Closing, with respect to Buyer, the Company, or any of the Company’s subsidiaries.

          8.10.     Section 338(h)(10) Election.

          (a)     PMC and Buyer shall make a timely, effective, and irrevocable election under Section 338(h)(10) of the Code and under any comparable statutes in any other jurisdiction with respect to the Company (the “Section 338(h)(10) Election”), and shall file such election in accordance with applicable regulations. PMC, Shareholder, and Buyer shall cooperate (and cause their respective affiliates to cooperate) in all respects for the purpose of effectuating a timely and effective Section 338(h)(10) Election, including the execution and filing of any Tax Returns. Without limiting the foregoing, PMC, Shareholder, and Buyer agree that Form 8023 will be duly executed at the Closing and shall be timely filed by Buyer.

          (b)     Within 150 days after the Closing Date, Buyer shall deliver to Shareholder an allocation of the Aggregate Deemed Sales Price (as such term is defined in Treasury Regulations Section 1.338-4) among the assets of the Company in accordance with Treasury Regulations Sections 1.338-6 and -7 (the “Allocation Statement”). The Allocation Statement shall be sufficiently detailed to satisfy GAAP financial reporting requirements and tax reporting requirements under applicable Treasury Regulations. Shareholder shall have the right to review the Allocation Statement. If Shareholder disagrees with a material item in the Allocation Statement, it shall provide Buyer with a Notice of Disagreement within 30 days after the receipt of the Allocation Statement and shall specify thereon the reasons for its disagreement. The parties shall seek to resolve any differences as provided in Section 2.4(d), and, if at the end of the 30-day resolution period provided therein they have not reached an agreement on all such matters, they shall promptly submit the dispute to the Arbitrator, who shall resolve the dispute as provided in Section 2.4(d). The costs, fees and expenses of the Arbitrator with respect to disputes related to the Allocation Statement shall be borne equally by Shareholder and Buyer. Upon resolution of the disputed items, the allocation reflected on the Allocation Statement shall be adjusted to reflect such resolution. The Allocation Statement, either unadjusted if there are no disputes or as adjusted to reflect the resolution of all disputes, shall be the “Price Allocation” which shall be binding on the parties. PMC, Shareholder, and Buyer, and each of their affiliates, agree to act in accordance with the Price Allocation in the preparation and filing of any Tax Return, including Form 8883, and shall not voluntarily take any action inconsistent therewith upon examination of any Tax Return, in any refund claim, in any litigation, or otherwise with respect to such Tax Returns.

          8.11.     Section 338(g) Elections. Buyer presently intends to make elections under Section 338(g) of the Code with respect to each of Gusmer Canada, Ltd., a corporation organized under the laws of Canada, Gusmer China, and Gusmer Sudamerica, a corporation organized under the laws of Argentina (each a “Section 338(g) Election”). Should Buyer make one or more of such Section 338(g) Elections, Buyer shall timely notify PMC and Shareholder thereof, as provided in Treasury Regulation Section 1.338-2(e)(4). PMC, Shareholder, and each of their affiliates shall properly take such Section 338(g) Elections(s) into account in the preparation and filing of all Tax Returns.

ARTICLE 9.
INDEMNIFICATION

          9.1.     Indemnification by Shareholder. Shareholder covenants and agrees to defend, indemnify and hold harmless Buyer and its affiliates and the officers, directors, employees, agents, advisers, and representatives of Buyer or any of its affiliates (collectively, the “Buyer Indemnitees”) from and against, and pay or reimburse the Buyer Indemnitees for, any and all claims, liabilities, obligations, losses, fines, costs, royalties, proceedings, deficiencies or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third-party claims), including out-of-pocket expenses and reasonable attorneys’ and accountants’ fees incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder (collectively, “Losses”), resulting from or arising out of:

          (a)     any inaccuracy of any representation or warranty (including any statement in the Disclosure Schedule) made by PMC or Shareholder herein, or by PMC Europe in the Gusmer Europe Agreement, or in connection herewith or therewith;

          (b)     any failure of PMC or Shareholder to perform any covenant or agreement hereunder or fulfill any other obligation in respect hereof, or any failure of PMC Europe to perform any covenant or agreement in the Gusmer Europe Agreement or fulfill any other obligation in respect thereof;

(c) the operation of the business of the Company or its subsidiaries or of Gusmer Europe, or the ownership of any of their properties or assets, in each case, prior to the Closing; or

(d) any Excluded Liability.

          9.2.     Indemnification by Buyer. Buyer covenants and agrees to defend, indemnify and hold harmless Shareholder, PMC, their affiliates and the officers, directors, employees, agents, advisers and representatives of Shareholder, PMC, or any of their affiliates (collectively, the “Seller Indemnitees”) from and against, and pay or reimburse the Seller Indemnitees for, any and all Losses resulting from or arising out of:

(a) any inaccuracy in any representation or warranty made by Buyer herein or in the Gusmer Europe Agreement or in connection herewith or therewith;

          (b)     any failure of Buyer to perform any covenant or agreement hereunder or fulfill any other obligation in respect hereof, or any failure of Buyer to perform any covenant or agreement in the Gusmer Europe Agreement or fulfill any other obligation in respect thereof;

(c) the operation of the business of the Company or its subsidiaries or of Gusmer Europe, or the ownership of any of their properties or assets, in each case, from and after the Closing; or

(d) the failure of the Company to perform its obligations under the agreement listed in Section 9.2 of the Disclosure Schedule following the Closing Date.

          9.3.     Indemnification Procedures.

          (a)     In the case of any claim asserted by a third party against a party entitled to indemnification under this Agreement (the “Indemnified Party”), written notice shall be given by the Indemnified Party to the party required to provide indemnification (the “Indemnifying Party”) promptly (and in any event within ten business days or, if a formal answer to such third-party claim is required prior to that time and no extension of time to answer is available, within a reasonable period of time before the deadline to answer) after such Indemnified Party receives notice of the third-party claim, which notice shall specify in reasonable detail the nature of the third-party claim. The Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of such third-party claim or any litigation resulting therefrom, provided that (i) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party, and (ii) the Indemnified Party may participate in such defense at such Indemnified Party’s expense.

          (b)     Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or order, interim or otherwise, or enter into any settlement that provides for injunctive or other non-monetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation.

          (c)     In the event that the Indemnified Party shall in good faith determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party might be expected to affect adversely the Indemnified Party’s Tax liability or the ability of Buyer or the Company to conduct its business, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party, provided that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the written consent of the Indemnifying Party, which consent may not be unreasonably withheld or delayed.

          (d)     In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or demand and shall be entitled to settle or agree to pay in full such claim or demand.

          (e)     If an Indemnified Party shall have a claim against an Indemnifying Party hereunder that does not involve a claim asserted by a third party, the Indemnified Party shall send written notice (which notice shall specify in reasonable detail the nature of the claim) with respect to such claim to the Indemnified Party as soon as reasonably practicable.

          (f)     In any event, the Indemnifying Party and the Indemnified Party shall cooperate in the defense of any claim or litigation subject to this Section 9.3 and the records of each shall be available to the other with respect to such defense.

          9.4.     Indemnification Limitations.

          (a)     No indemnification shall be required with respect to any individual item of Loss unless the aggregate of all Losses of the Indemnified Party shall exceed $500,000, in which case the Indemnifying Party shall be liable for all Losses over $500,000; provided that claims relating to fraudulent or intentional misrepresentation (“Fraud Claims”), Excluded Liabilities, breaches of covenants or agreements, claims arising under Section 9.2(d), or breaches of the representations and warranties set forth in Section 4.1, 4.2, 4.4, 4.9, 4.28, 4.29, 4.34, 4.35, 5.1(b), 5.1(d), 8.3, or 10.2 of this Agreement or of the Gusmer Europe Agreement shall not be subject to such limitation.

          (b)     Each of Seller’s and Buyer’s indemnification obligations pursuant to this Article 9 shall be capped at $2.5 million. Notwithstanding the foregoing, Fraud Claims, claims arising under Section 9.2(d), and claims relating to Excluded Liabilities, breaches of covenants or agreements, or breaches of the representations and warranties set forth in Section 4.1, 4.2, 4.4, 4.9, 4.28, 4.29, 4.35, 5.1(b), 5.1(d), 8.3, or 10.2 of this Agreement or of the Gusmer Europe Agreement shall not be capped.

          9.5.     Remedies Exclusive; Limitations on Remedies. Except in the case of Fraud Claims and except as provided in Section 9.8, the rights and remedies provided in this Article 9 shall be the sole and exclusive remedy following the Closing for any breach of or inaccuracy in any representation or warranty or any breach of any covenant or agreement contained in this Agreement or in the Gusmer Europe Agreement, provided that nothing herein shall limit the rights of either party to seek and obtain injunctive relief to specifically enforce the other party’s obligations hereunder or thereunder.

          9.6.     Access to Samples, Records and Employees. Each party shall provide the other with access to all materials and records relating to matters as to which indemnification is sought, and to employees of such party who have knowledge of such matters. Each party shall reimburse the other party for all out-of-pocket expenses incurred in connection with the assistance of the other party and for a pro rata portion of the salary of any employee of such other party, prorated on a daily basis, for each full working day or portion thereof that such employee devotes to assisting the reimbursing party.

          9.7.     Survival of Representations and Warranties. The respective representations and warranties of each of the parties shall survive the Closing and the consummation of the transactions contemplated hereby until the date that is 15 months after the Closing Date (the “Expiration Date”), and neither party may seek indemnification under this Article 9 with respect to a breach of a representation or warranty after the Expiration Date; provided that the representations and warranties set forth in Sections 4.1, 4.2, 4.4, 4.9, 4.28, 4.29, 4.35, 5.1(b), 5.1(d), 8.3, and 10.2 of this Agreement or of the Gusmer Europe Agreement shall survive the Closing and the consummation of the transactions contemplated hereby until the expiration of the applicable statute of limitations. Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought shall survive the time at which it would otherwise terminate if notice of the inaccuracy or breach thereof is given to the party against whom such indemnity is sought in accordance with Section 9.3 prior to such time. The right to indemnification based upon, related to, or arising from a breach of a representation or warranty shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any knowledge acquired at any time with respect to, the accuracy or inaccuracy of or compliance with any such representation or warranty.

          9.8.     Tax Matters. The provisions of this Article 9 shall not apply to indemnification for Tax matters, which shall be the subject of Article 8, except to the extent that specific reference to a provision of Article 8 is made in this Article 9.

ARTICLE 10.
MISCELLANEOUS PROVISIONS

          10.1.     Notices. Any and all notices to any of the parties hereto provided for or permitted under this Agreement or by law shall be given in writing by personal delivery, facsimile, overnight delivery service, or by certified or registered mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or otherwise designated by such party for such purpose, and shall be effective: (a) when delivered personally to the recipient, (b) one business day after being sent to the recipient by reputable overnight courier service, or (c) five days after being sent to the recipient by certified or registered mail:

(i) If to PMC or Shareholder:

Gusmer Machinery Group, Inc.
c/o P.O. Box 1367
12243 Branford Street
Sun Valley, CA 91352
Attn: Legal Dept.
Tel. (818) 896-1101
Fax (818) 686-2545 (which alone shall not constitute notice)

(ii) If to Buyer:

Graco Inc.
88 - 11th Avenue NE
Minneapolis, MN 55413
Attn: General Counsel
Tel. (612) 623-6664
Fax (612) 623-6944 (which alone shall not constitute notice)

          10.2.     Brokers and Finders. Except for Greif & Co., whose fees and expenses shall be paid by Shareholder, none of the parties has had any contact or dealings regarding the subject matter of this transaction, through any licensed real estate broker, business opportunity broker, or other person who can claim a right to a commission or finder's fee as a procuring cause of the sale contemplated herein. Other than Greif & Co., in the event that any broker or finder perfects a claim for a commission or finder's fee based upon any such contact, dealings, or communication, the party through whom the broker or finder makes his claim shall be responsible for such commission or fee and all costs and expenses (including reasonable attorneys' fees) incurred by the other party in defending against the same.

          10.3.     Waivers. No action taken pursuant to this Agreement, including an investigation by or on behalf of any party hereto, shall be deemed to constitute a waiver, by the party taking such action, of compliance with any representation, warranty, covenant or agreement contained herein or in any ancillary document contemplated hereby. Except as expressly provided in this Agreement, no delay or failure to exercise any right, power or remedy accruing to any party hereunder, upon any breach or default of any party under this Agreement, shall impair any such right, or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. The waiver by Buyer of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement.

          10.4.     Interpretation. This Agreement has been prepared and negotiations in connection herewith have been carried on by the joint efforts of the parties hereto and their respective counsel. This Agreement is to be construed fairly and simply and not strictly for or against either of the parties hereto.

          10.5.     Representation by Separate Council. Buyer, on the one hand, and PMC and Shareholder, on the other hand, have been represented by separate counsel, who were selected by the party whom they represent, in the negotiation and preparation of this Agreement. This Agreement has been fully explained to each party by that party's attorney. Each party has carefully read this Agreement and is completely aware of its contents and its legal effect.

          10.6.     Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, heirs, administrators and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its affiliates and (ii) designate one or more of its affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

          10.7.     Entire Agreement. This Agreement, including the Disclosure Schedule and Exhibits hereto, contains the sole, only, and entire agreement of the parties hereto relating to the subject matter hereof and correctly sets forth the rights, duties, and obligations of each to the other as of this date. Any prior agreements, promises, negotiations, practices, or representations not expressly set forth in this Agreement are of no force or effect.

          10.8.     Headings. The descriptive article, section and paragraph headings are inserted for convenience of reference only and do not constitute a part of this Agreement and shall not control or affect the meaning or construction of any provision of this Agreement.

          10.9.     Number and Gender. Unless the context clearly states otherwise, all references in the Agreement to the singular shall include the plural where applicable, all references to the plural shall include the singular where applicable, and all references to gender shall include both genders and the neuter.

          10.10.     Counterpart Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

          10.11.     Amendments. Except as otherwise provided herein, this Agreement may be amended or modified by, and only by, a written instrument executed by the parties hereto.

          10.12.     Time of the Essence. Time is of the essence of this Agreement.

          10.13.     Governing Law. All questions with respect to the execution, validity, interpretation, and performance of this Agreement and the rights and liabilities of the parties hereto shall be governed by the laws of the State of New Jersey, without giving effect to the doctrine of conflict of laws.

          10.14.     Additional Acts. Each party to this Agreement agrees to perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.

          10.15.     Severability. In the event that any covenant, condition, or other provision herein contained is held to be invalid, void, or illegal by any court of competent jurisdiction, the same shall be deemed severable from the remainder of this Agreement and shall in no way affect, impair, or invalidate any other covenant, condition, or other provision contained herein.

          10.16.     Enforcement. In the event any party hereto fails to perform any of its obligations under this Agreement or in the event a dispute arises concerning the meaning or interpretation of any provision of this Agreement, the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys' fees.

          10.17.     No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

          10.18.     Construction. In this Agreement or in any Schedule hereto:

(a) "including" means "including without limitation";

(b) "affiliate" has the meaning set forth in Rule 12b-2 under the Securities Exchange Act of 1934, as amended;

(c) "business day" means any day other than a Saturday, Sunday, or a day that is a statutory holiday under the laws of the United States or the State of Minnesota or California;

             (d)     "person" means an individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization, government, governmental department or agency, or other entity;

             (e)     when calculating the period of time within which or following which any act is to be done or step taken, the date that is the reference day in calculating such period shall be excluded and, if the last day of such period is not a business day, the period shall end on the next day that is a business day;

(f) all dollar amounts are expressed in United States funds, and all amounts payable hereunder shall be paid in United States funds;

(g) money shall be tendered by wire transfer of immediately available federal funds to the account designated in writing by the party that is to receive such money;

(h) the words "hereof," "hereby," "herein," "hereunder," and similar terms in this Agreement refer to this Agreement as a whole and not only to a particular Section in which such words appear; and

(i) "Knowledge of PMC and Shareholder" means the actual knowledge of any director or executive officer of PMC or Shareholder.

          10.19.     Disclosure Schedule. The Disclosure Schedule has been arranged in a manner that corresponds to the Sections and subsections of this Agreement. The mere listing in the Disclosure Schedule of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made in this Agreement (unless the representation or warranty has to do with the existence of the document or other item itself or the mere listing of the document or item in the Disclosure Schedule otherwise reasonably informs Buyer of an exception to the representation or warranty). Matters disclosed in any section of the Disclosure Schedule shall be deemed to be disclosed with respect to all sections of the Disclosure Schedule to the extent such disclosure reasonably relates to such section of the Disclosure Schedule. Nothing in the Disclosure Schedule shall be deemed adequate to disclose any matter, including an exception to a representation or warranty or covenant made herein, however, unless the Disclosure Schedule identifies the matter in a manner reasonably sufficient to inform Buyer of the nature of the matter.

          10.20.     PMC Guaranty. PMC hereby absolutely and unconditionally guarantees (a) the payment of all obligations of Shareholder hereunder, of PMC Europe under the Gusmer Europe Agreement, and of PMC, Inc. under the Transition Services Agreement when and as due and (b) the timely observance and performance of all covenants and agreements of such parties herein and therein.

[signature page follows]

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date and year first hereinabove written.

"BUYER"

GRACO INC.
a Minnesota corporation

By: /s/Robert M. Mattison
Name: Robert M. Mattison
Title: Vice President

"SHAREHOLDER"

GUSMER MACHINERY GROUP, INC.,
a Delaware corporation

By: /s/Gary Kaming
Name: Gary Kaming
Title: President

"PMC"

PMC GLOBAL, INC.
a Delaware corporation

By: /s/Gary Kaming
Name: Gary Kaming
Title: President